Exhibit 99.1

For Immediate Release

Encore Reports a 32% Increase in

Fully Diluted Earnings Per Share for the Third Quarter of 2005

San Diego, CA – November 3, 2005 – Encore Capital Group, Inc. (Nasdaq: ECPG), a leading accounts receivable management firm, today reported consolidated financial results for the third quarter ended September 30, 2005.

For the third quarter of 2005:

•	Gross collections were $83.9 million, the highest level in the Company’s history and a 40% increase over the $59.9 million in the same period of the prior year

•	Total revenues were $59.2 million, a 27% increase over the $46.5 million in the same period of the prior year

•	Net income was $7.8 million, a 32% increase over the $5.9 million in the same period of the prior year

•	Earnings per fully diluted share were $0.33, a 32% increase over the $0.25 in the same period of the prior year. For the nine months ended September 30, 2005, earnings per fully diluted share were $0.99, a 32% increase over the $0.75 in the same period of the prior year.

Commenting on the third quarter, J. Brandon Black, President and CEO of Encore Capital Group, Inc., said, “Our record collections this quarter were driven by strong production from the portfolios we acquired from Jefferson Capital. Collections from the initial Jefferson Capital portfolio have exceeded our expectations and the forward-flow agreement provided a sizeable supply of additional portfolio during the quarter to profitably collect upon. Collections on the initial bulk portfolio purchase from Jefferson Capital were $21.6 million for the quarter, compared to our initial expectations of $16.9 million. This steady flow of reasonably priced portfolio has provided stability in our traditional collection business and allowed us to increase our focus on optimizing our collection efforts.

“It is important to note that when we exceed our near-term collection expectations, as we did during the third quarter, we recognize the expenses associated with generating those excess collections during the quarter they are incurred, while our revenue is derived from the effective yields established based on our long-term collection forecasts. Despite these additional expenses, we had significant bottom line growth.

“We also took two important strategic steps to diversify into complementary areas and enhance our growth potential. With the acquisition of Ascension Capital, we have taken a leadership position in the growing market for bankruptcy services. There is strong demand for Ascension’s

Encore Capital Group, Inc.

specialized services, and we have added two significant customers since the acquisition. In addition, the increases in personal bankruptcy filings translated into record placements to Ascension throughout September and into October. We believe Ascension will also benefit from the new legislation going forward, as more lenders are beginning to consider an outsourced service provider in light of the significant changes in the bankruptcy administration process. We also established our Medical debt group and began collecting on the large self-pay medical portfolio we purchased in September. Through these steps, we believe we have positioned ourselves to capitalize on emerging trends in the consumer debt recovery industry and added new revenue streams that can serve as additional growth vehicles for the Company,” said Mr. Black.

Third Quarter Financial Highlights

Revenue recognized on receivable portfolios, as a percentage of portfolio collections, was 69% in the third quarter of 2005, compared with 78% in the third quarter of 2004. The lower revenue percentage is attributable to total collections in the third quarter of 2005 exceeding the expected performance for the period.

Total operating expenses for the third quarter of 2005 were $37.6 million, compared with $28.3 million in the third quarter of 2004. Excluding Ascension Capital, which is a fee-based business, operating expenses were $36.3 million in the third quarter of 2005, compared with $28.3 million in the third quarter of 2004, while operating expense per dollar collected declined to 43.3% from 47.3%.

Total interest expense was $8.5 million in the third quarter of 2005, compared to $8.6 million in the third quarter of 2004. The contingent interest component of interest expense was $5.0 million in the third quarter of 2005, compared with $7.8 million in the same period of the prior year. As expected, the Company is beginning to see a reduction in contingent interest expense as collections decline from older portfolios purchased under the previous credit facility.

During the third quarter, the Company spent $14.2 million to purchase $381.5 million in face value of debt. For the first nine months of 2005, the Company spent $155.6 million to purchase $4.6 billion in face value of debt. This compares to $57.2 million spent to purchase $2.3 billion in face value of debt during the first nine months of 2004.

On October 28, 2005, the Company’s stockholders approved the “net share settlement feature” of the convertible senior notes. As a result, beginning after the stockholder approval, the Company will not be required to include the underlying shares of common stock in its future earnings per share calculations, until the Company’s stock price exceeds the applicable conversion price.

Outlook

Management narrowed its guidance for 2005 earnings per share to a range of $1.27 to $1.32, although the guidance is subject to the completion of the allocation of the purchase price for the Ascension Capital acquisition, which will have an impact on the amount of amortization expense recorded in the fourth quarter of 2005. The revised guidance compares to the previous full year 2005 earnings per share guidance of $1.25 to $1.33.

Encore Capital Group, Inc.

Commenting on the outlook for the Company, Mr. Black said, “We generally expect the highly competitive environment in the purchase market to persist. As such, we have been focused on ensuring that Encore has the means to be as successful in the future as we have been in the past. We believe we have taken important strategic steps over the past year that will enable our traditional collection business to continue being a productive, growing cash generator in this competitive purchasing environment, while also adding new vehicles that can enhance our long-term ability to create additional value for stockholders.”

Conference Call and Webcast

The Company will hold a conference call today at 2:00 PM Pacific time / 5:00 P.M. Eastern time to discuss the third quarter results. Members of the public are invited to listen to the live conference call via the Internet.

To hear the presentation, log on at the Investor Relations page of the Company’s web site at www.encorecapitalgroup.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believes,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, projections of future contingent interest expense, purchase volumes, revenues, income or loss (including our expectations regarding the current environment for and timing of portfolio purchases and the resulting effect on revenue recognition rates and profitability), the size of the markets for bankruptcy services and delinquent consumer healthcare debt, and the exploitation of new opportunities in those markets; plans for future acquisitions, operations, products or services; and financing needs or plans, as well as assumptions relating to those matters. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and our subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect the Company’s results and cause them to materially differ from those contained in the forward-looking statements include: the Company’s ability to purchase receivables portfolios on acceptable terms and in sufficient quantities; the Company’s ability to acquire and collect on portfolios consisting of new types of receivables; the Company’s ability to recover sufficient amounts on or with respect to receivables to fund operations; the Company’s ability to successfully execute acquisitions; the Company’s continued servicing of receivables in its third party financing transactions; the Company’s ability to hire and retain qualified personnel to recover on its receivables efficiently; changes in, or failure to comply with, government regulations; the costs, uncertainties and other effects of legal and administrative proceedings; and risk factors and cautionary statements made in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2004. Forward-looking statements speak only as of the date the statement was made. They are inherently subject to risks and uncertainties, some of which the Company cannot predict or quantify. Future events and actual results could differ materially from the forward-looking statements. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as the result of new information, future events or for any

Encore Capital Group, Inc.

other reason. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

CONTACT:

Encore Capital Group, Inc. (Stockholders/Analysts)

Paul Grinberg, 858-309-6904

Paul.grinberg@encorecapitalgroup.com

Financial Relations Board (Press)

Tony Rossi, 310-854-8317 (Investor Relations)

trossi@financialrelationsboard.com

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Financial Condition

(In Thousands, Except Par Value Amounts)

	September 30, 2005 (Unaudited)	December 31, 2004 (A)
Assets
Cash and cash equivalents	$10,459	$9,731
Investments in marketable securities	—	40,000
Restricted cash	2,485	3,432
Accounts receivable, net	3,205	—
Investment in receivable portfolios, net	235,228	137,963
Property and equipment, net of accumulated depreciation of $10,226 and $12,097, respectively	4,663	3,360
Prepaid income tax	1,976	—
Deferred tax assets, net	2,474	361
Forward flow asset	40,136	—
Note receivable	1,886	—
Other assets	15,002	6,295
Goodwill	3,796	—
Unallocated intangible assets, net	19,286	—

Total assets	$340,596	$201,142

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$22,952	$17,418
Accrued contingent interest	17,561	20,881
Deferred revenue	4,320	—
Debt	184,685	66,828

Total liabilities	229,518	105,127

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000 shares authorized, and no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 22,570 shares and 22,166 shares issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	226	222
Additional paid-in capital	58,486	66,788
Accumulated earnings	52,162	28,834
Accumulated other comprehensive income	204	171

Total stockholders’ equity	111,078	96,015

Total liabilities and stockholders’ equity	$340,596	$201,142

(A)	Derived from the audited consolidated financial statements as of December 31, 2004.

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue
Revenue from receivable portfolios, net	$58,086	$46,380	$162,025	$131,903
Servicing fees and other revenue	1,139	143	1,434	594

Total revenue	59,225	46,523	163,459	132,497

Operating expenses
Salaries and employee benefits	12,935	11,712	37,910	35,188
Cost of legal collections	8,975	8,326	25,962	20,529
Other operating expenses	3,736	3,652	12,528	10,461
Collection agency commissions	7,242	1,660	12,728	3,201
General and administrative expenses	4,186	2,470	9,213	6,277
Depreciation and amortization	558	495	1,486	1,412

Total operating expenses	37,632	28,315	99,827	77,068

Income before other income (expense) and income taxes	21,593	18,208	63,632	55,429
Other income (expense)
Interest expense	(8,468)	(8,570)	(24,939)	(26,829)
Other income	2	252	610	572

Income before income taxes	13,127	9,890	39,303	29,172
Provision for income taxes	(5,348)	(4,008)	(15,975)	(11,680)

Net income	$7,779	$5,882	$23,328	$17,492

Basic earnings per share computation:
Net income	$7,779	$5,882	$23,328	$17,492
Weighted average shares outstanding	22,331	22,091	22,282	22,054

Earnings per share – Basic	$0.35	$0.27	$1.05	$0.79

Diluted earnings per share computation:
Net income	$7,779	$5,882	$23,328	$17,492
Interest expense on convertible bonds, net of tax	60	—	60	—

Diluted net income	$7,839	$5,882	$23,388	$17,492

Weighted average shares outstanding	22,331	22,091	22,282	22,054
Incremental shares from assumed conversion of stock options	1,272	1,380	1,266	1,396
Incremental shares from assumed conversion of convertible notes	482	—	162	—

Diluted weighted average shares outstanding	24,085	23,471	23,710	23,450

Earnings per share – Diluted	$0.33	$0.25	$0.99	$0.75

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